CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class of Securities	Amount to be	Price	Offering	Registration
to be Registered	Registered(1)	Per Share	Price(1)	Fee(2)
Common Stock, par value $0.01 per share(3)	2,702,500	$43.00	$116,207,500	$8,285.59

(1)	Includes 352,500 shares of common stock that may be sold upon exercise of the underwriters’ over-allotment option.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-164903) filed by the Registrant.

(3)	Each share of common stock includes a right to purchase preferred stock as described in the Rights Agreement dated June 27, 2005 between TreeHouse Foods, Inc. and The Bank of New York Mellon, as Rights Agent.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-164903
PROSPECTUS SUPPLEMENT
(To prospectus dated February 16, 2010)

2,350,000 Shares

TreeHouse Foods, Inc.

Common Stock

We are offering 2,350,000 shares of our common stock.

The net proceeds from this offering will be used to fund, in part, the proposed acquisition of Sturm Foods, Inc. We are also offering senior unsecured notes in an underwritten offering pursuant to a separate prospectus supplement to finance a portion of the proposed acquisition of Sturm Foods, Inc. See “Prospectus Supplement Summary — Proposed Acquisition of Sturm Foods, Inc.” and “Use of Proceeds” in this prospectus supplement for more information regarding this proposed acquisition. This offering is not contingent upon either the notes offering or the completion of our acquisition of Sturm Foods, Inc.

Our common stock is listed on the New York Stock Exchange under the symbol “THS.” On February 12, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $41.33 per share.

Investing in our common stock involves risks that are described under “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Share	Total

Public offering price	$43.00	$101,050,000
Underwriting discount	$2.04	$4,799,875
Proceeds, before expenses, to us	$40.96	$96,250,125

We have granted to the underwriters the right to purchase up to an additional 352,500 shares to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock against payment on March 1, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Co-Lead Managers

Barclays Capital	SunTrust Robinson Humphrey

Co-Managers

William Blair & Company
BMO Capital Markets
KeyBanc Capital Markets
Wells Fargo Securities

The date of this prospectus supplement is February 23, 2010.

Prospectus

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
RISK FACTORS	2
TREEHOUSE FOODS, INC	2
THE SUBSIDIARY GUARANTORS	2
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	3
DESCRIPTION OF SECURITIES	3
DESCRIPTION OF CAPITAL STOCK	3
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF WARRANTS	25
DESCRIPTION OF SUBSCRIPTION RIGHTS	26
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	26
PLAN OF DISTRIBUTION	26
VALIDITY OF THE SECURITIES	28
EXPERTS	28
WHERE YOU CAN FIND MORE INFORMATION	28

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of our common stock. The second part, the accompanying prospectus dated February 16, 2010, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the shares, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “TreeHouse,” the “Company,” “us,” “we” or “our” mean TreeHouse Foods, Inc. and its consolidated subsidiaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of shares of our common stock being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

MARKET AND INDUSTRY DATA

Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

S-ii

NON-GAAP FINANCIAL MEASURES

We have included financial measures of adjusted EBITDA, adjusted EBITDA margin and free cash flow in this prospectus supplement, which are “non-GAAP financial measures” as defined under the rules of the SEC. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and other non-cash and non-recurring items. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. Adjusted EBITDA is not required by, or presented in accordance with, generally accepted accounting principles in the United States, or GAAP. Adjusted EBITDA is a performance measure that is used by our management, and we believe is commonly reported and widely used by investors and other interested parties, to evaluate a company’s operating performance on a consistent basis after removing the impact of capital structure, asset base, items beyond the control of management (such as income taxes) and other non-cash and non-recurring items. Because we cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of our reportable segments.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect, among other things:

•	our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	any cash income taxes that we may be required to pay;

•	Assets are depreciated or amortized over estimated useful lives and often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	Adjusted EBITDA does not reflect limitations on, or costs related to, transferring earnings from our subsidiaries to us and the guarantors.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the operation and growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplement.

In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from certain matters we consider to be indicative of our ability to service our debt over the period such debt is expected to remain outstanding.

Free cash flow represents cash flows from operating activities less capital expenditures. Free cash flow is not required by, or presented in accordance with, GAAP. Our management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service and other payment obligations, satisfy working capital requirements and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

S-iii

The non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin and free cash flow used in this prospectus supplement may be different from similar measures used by other companies, limiting their usefulness as comparable measures. These non-GAAP financial measures should not be considered as alternatives to net income or cash flows from operating activities as indicators of operating performance or liquidity.

See footnote (1) to the summary historical and pro forma financial information under “Prospectus Supplement Summary — Summary Historical and Pro Forma Financial Information” for a description of the calculation of adjusted EBITDA and an unaudited reconciliation of adjusted EBITDA to net income.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in shares of our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our Company

We are a leading manufacturer of private label food products in the United States and Canada. Our products are focused in center-of-store, shelf stable food categories. We are the #1 or #2 private label manufacturer in six of our eight largest product categories, and we believe that we are the largest manufacturer of non-dairy powdered creamer, private label salad dressings and pickles in the United States (based on total sales volume). Our business is organized into three operating reportable segments, including North American Retail Grocery, Food Away from Home, and Industrial and Export, which supply our products primarily into the grocery retail, foodservice and industrial food channels. We currently supply more than 250 food retail customers in North America, including 47 of the 50 largest food retailers, and more than 450 foodservice customers, including 74 of the 100 largest restaurant chains and the 200 largest foodservice distributors.

TreeHouse Foods, Inc. was created from Dean Foods’ spin-off of certain of its specialty businesses to its shareholders. Since we began operating as an independent entity in June 2005, we have significantly expanded our product offerings in center-of-store, shelf stable food categories by completing five strategic acquisitions. During fiscal 2009, we generated net sales of $1,512 million and adjusted EBITDA of $191 million. Our common shares are traded on the New York Stock Exchange under the symbol “THS” and, as of February 12, 2010, we had an equity market capitalization of approximately $1,323 million.

On December 20, 2009, we entered into a definitive agreement to acquire Sturm Foods, Inc., or Sturm. Sturm’s product offerings include hot cereal, sugar free drink mixes, sugar based drink mixes, hot cocoa mixes, cappuccino, nonfat dry milk and organic products. Sturm has the #1 market share in both private label hot cereal and private label sugar free drink mixes. Sturm’s strategy is to be an innovation leader, having introduced several new offerings that address consumer preferences for sugar free, organic, nutraceutical enriched and heart healthy products. We believe the acquisition of Sturm, which we refer to as the Sturm Acquisition, will enhance our business by adding leading market share positions in two large categories for private label sales, increasing our scale and further diversifying our product offering. Sturm generated $343 million in net sales, $30 million in net income, and $92 million in adjusted EBITDA during the twelve months ended December 31, 2009. For the twelve months ended December 31, 2009, on a pro forma basis for the Sturm Acquisition, our net sales would have been $1,853 million and our adjusted EBITDA would have been $282 million. We expect the Sturm Acquisition to be accretive to gross margin, adjusted EBITDA margin and earnings per share on a pro forma basis in 2010.

Products

The following charts set forth TreeHouse and Sturm net sales for the twelve months ended December 31, 2009 by product category ($ in millions):(1)

TreeHouse	Sturm
(Total net sales of $1,512)	(Total net sales of $343)

TreeHouse Categories

Non-Dairy Powdered Creamer.  Non-dairy powdered creamer is used as coffee creamer or whitener and as an ingredient in baking, hot and cold beverages, gravy mixes and similar products. Product offerings in this category include private label products packaged for grocery retailers, such as supermarkets and mass merchandisers, foodservice products for use in coffee service and products for industrial applications such as portion control repackaging and ingredient use by other food manufacturers. We believe we are the largest supplier of non-dairy powdered creamer in the United States. For the twelve months ended December 31, 2009, non-dairy powdered creamer represented approximately 21% of our consolidated net sales.

Soup and Infant Feeding.  Soup, broth and gravy are produced and packaged in cans of various sizes, from single serve to larger sized cans. We primarily produce private label products sold to supermarkets and mass merchandisers. We also produce infant feeding products, primarily under the Nature’s Goodness® brand, and we co-pack organic infant feeding products for a branded baby food company. Infant feeding production takes place in the same facility that produces most of our soup, broth and gravy products. For the twelve months ended December 31, 2009, soup and infant feeding sales represented approximately 23% of our consolidated net sales, with the majority of the sales coming from soup.

Pickles.  We produce pickles and a variety of related products, including banana peppers, jalapeńo peppers, pepperoncini peppers, pickled okra and pickled vegetables, along with some sauces and syrups. We produce private label and regional branded offerings in the pickles category. These products are sold to supermarkets, mass merchandisers, foodservice and industrial customers. We believe we are the largest producer of pickles in the United States. For the twelve months ended December 31, 2009, pickles and related products represented approximately 21% of our consolidated net sales.

Salad Dressings.  We produce both pourable and spoonable salad dressings. Our salad dressings are sold primarily to supermarkets and mass merchandisers throughout the United States and Canada, and encompass many different flavor varieties. We believe we are the largest supplier of private label salad dressings in both the United States and Canada. For the twelve months ended December 31, 2009, salad dressings represented approximately 12% of our consolidated net sales.

Jams and Other Sauces.  We produce jams, pie fillings and other sauces that we sell to supermarkets, mass merchandisers and foodservice customers in the United States and Canada. For the twelve months ended

(1)  Due to rounding, dollars and percentages may not sum to actual totals.

December 31, 2009, jams, pie fillings and other sauces represented approximately 10% of our consolidated net sales.

Aseptic Products.  Aseptic products are processed under heat and pressure in a sterile production and packaging environment, creating a product that does not require refrigeration prior to use. Our principal aseptic products are cheese sauces and puddings. These products are sold primarily to foodservice customers in cans and flexible packages. For the twelve months ended December 31, 2009, aseptic products represented approximately 6% of our consolidated net sales.

Mexican Sauces.  We produce a wide variety of Mexican sauces, including salsa, picante sauce, cheese dip, enchilada sauce and taco sauce that we sell to supermarkets, mass merchandisers and foodservice customers in the United States and Canada, as well as to industrial markets. For the twelve months ended December 31, 2009, Mexican sauces represented approximately 4% of our consolidated net sales.

Refrigerated Products.  We produce refrigerated salad dressings and liquid non-dairy creamer, which are sold to supermarkets, mass merchandisers and foodservice customers. For the twelve months ended December 31, 2009, refrigerated products represented approximately 2% of our consolidated net sales.

Sturm Categories

Hot Cereal.  Sturm produces a variety of instant and cook-on-stove hot cereal, including oatmeal, farina and grits, single-serve instant packets and microwaveable bowls. In September 2008, Sturm acquired the McCann’s Irish Oatmeal® brand to complement its cook-on-stove offering. Sturm has introduced several innovations in their hot cereal category including cereals that are omega-3 enriched, low sugar, heart healthy, organic, and that promote weight management. For the twelve months ended December 31, 2009, Sturm’s hot cereal products represented approximately 37% of its consolidated net sales.

Sugar Free Drink Mixes.  Sturm produces a variety of powdered drink mixes, principally sugar free products, including lemonade, iced tea and functional drink mixes, such as energy, vitamin enhanced and isotonic sports drinks. Sturm is a pioneer in the private label powdered drink mix category, partnering with leading national retailers to develop their private label programs in this category. For the twelve months ended December 31, 2009, Sturm’s sugar free drink mix products represented approximately 43% of its consolidated net sales.

Other.  Other Sturm products include sugar based drink mixes, hot cocoa mixes, cappuccino, nonfat dry milk and organic varieties of the previously mentioned products. For the twelve months ended December 31, 2009, these products represented approximately 20% of Sturm’s consolidated net sales.

Pro Forma Categories

Following the completion of the Sturm Acquisition, we will hold a leading market share position in eight center-of-store, shelf stable food categories. The combined company will have a broader portfolio that we believe will further diversify our product categories, customers, sales channels and raw materials requirements. We expect that completing the Sturm Acquisition will enable us to accelerate research and development for innovative new products and packaging formats. By providing existing and additional customers with an enhanced portfolio of products, we expect that the Sturm Acquisition will create cross selling opportunities across customers, sales channels and geographies.

The following chart sets forth our pro forma net sales for the twelve months ended December 31, 2009 by product category, after giving effect to completion of the Sturm Acquisition ($ in millions):(2)

Pro Forma Company
(Total pro forma net sales of $1,853)

Industry Overview

The U.S. food total outlet retail market is estimated at close to $350 billion in annual sales, of which private label food represents approximately $65 billion. According to independent market research studies, private label food products have increased their market share in the United States from approximately 11.6% in 1988 to approximately 18.3% in 2009. We believe that product and packaging improvements, along with greater focus by retailers, have fundamentally changed private label from inexpensive, generic brand imitators to store-branded national brand equivalents offering value and product quality that often meet or exceed that of branded competitors. Despite gains in market share, private label penetration across all FMCG sectors in the United States remained below that of many developed economies, including France (26%), Spain (29%), Germany (32%), The United Kingdom (44%) and Switzerland (46%) (market research estimates based on 2008 data).(3)

We expect the convergence of several factors to support the continued growth of private label food product sales in the United States, including:

•	Greater focus by grocery retailers in developing their private label food product programs;

•	The emergence of private label food products with reputations for quality and value that meet or exceed national brands; and

•	Fundamental changes in consumer behavior that favor the secular growth trends in private label food products.

Given the highly competitive nature of the U.S. food retailing industry, we believe that most grocery retailers are seeking to expand their private label food product programs as a means to differentiate themselves from competitors, build customer loyalty and enhance margins and profitability. As the breadth and quality of a particular grocery retailer’s private label offering factors more prominently in consumers’ store selection criteria, we believe that a well developed, high quality private label food product offering can be an effective marketing tool for retailers to further their brand image, drive customer traffic to their stores and enhance

      (2) Due to rounding, dollars and percentages may not sum to actual totals.
      (3) FMCG represents fast-moving consumer goods, including food, alcoholic and non-alcoholic beverages, personal care products and household care products.

shopper loyalty. In addition to the inherent marketing benefits, private label food products generally offer retailers higher gross margins and profits than branded equivalents. Consequently, many grocery retailers have announced targets for expanding their share of private label food product sales, over the next several years, to drive greater productivity from their store base.

According to industry data, private label products accounted for over 31% of all new product introductions in the U.S. packaged food industry during 2009. This is an increase of 85% when compared to the number of private label product launches in 2004. In the same time period, branded product launches have declined almost 45%. We believe this increase in private label product launches is a direct response to consumer desire for high quality food products that offer compelling value. As private label has grown, many offerings have developed reputations for value and high product quality that often meet or exceed those of branded competitors. According to multiple consumer surveys, the majority of consumers who have tried private label food products during the current economic downturn reported that they will not return to purchasing branded products when the economy improves. We believe many of these consumers will retain their loyalty to private label food products based on the product quality and value proposition associated with these products.

The private label food manufacturing base is highly fragmented. In retail grocery, we believe the top seven private label manufacturers represent less than 20% of category sales. As a result, a typical grocery retailer relies upon hundreds of private label food suppliers. We believe the highly fragmented private label manufacturing base will continue to consolidate as retailers seek out suppliers who can offer value-added capabilities like innovation and category management along with the ability to supply multiple private label products on a national basis.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Leading Private Label Market Shares in Attractive Categories.  We are a leading private label manufacturer of a broad range of center-of-store, shelf stable food products. Following completion of the Sturm Acquisition, we will have the leading share of private label food product sales in six of our eight largest product categories, namely powdered non-dairy creamer, soups, salad dressings, pickles, hot cereal and sugar free drink mixes. Additionally, we are the second largest private label supplier of jams and jellies and Mexican sauces. Our leading market share positions are supported by low cost manufacturing, research and development capabilities, product and packaging innovation and logistical and category management capabilities, which allow us to provide an enhanced level of service to our retail customers.

We believe that we participate in attractive product categories. Private label food product offerings in our product categories represent 10% or more of total sales in such categories. Sales of private label food products in our eight largest product categories have consistently increased their share of category sales, mirroring the secular trend of increasing private label market share in U.S. grocery. According to market research reports, private label market growth rates have exceeded their respective categories in total for the period from 2003 to 2009.

Scale, Balance and Diversity.  As one of the largest private label food product manufacturers in the United States and Canada, we believe that our scale enables us to be more efficient and effective in servicing our customers. As grocery retailers develop their private label food programs, we believe they will seek out suppliers that can provide strategic insight, product innovation, customer service, logistics and economies of scale throughout North America. We believe our category leadership, breadth of product offering and differentiated capabilities put us in position to be their supplier of choice.

We sell our products to a diverse customer base, including many of the leading grocery retailers and foodservice operators in the United States and Canada, and a variety of customers that purchase bulk products for industrial food applications. We currently supply more than 250 food retail customers in North America, including 47 of the 50 largest food retailers, and more than 450 foodservice customers, including 74 of the 100 largest restaurant chains and the 200 largest food distributors. Following the Sturm Acquisition, our top ten customers will continue to account for approximately 50% of our net sales. Walmart will remain our largest customer and will represent approximately 20% of our net sales. With the exception of Walmart, no other customer will represent more than 10% of our net sales.

Well-Defined Portfolio Strategy.  Our management team has been successful in using economic value added, or EVA, analysis in the private label food products industry for several years. Applying EVA analyses across our product portfolio allows us to evaluate our prospects for profitable growth systematically and direct our resources to the products and categories that we believe offer the greatest potential. EVA analysis also identifies products and categories that lag behind the broader portfolio, focusing management’s attention on the areas within our portfolio that must be operated more efficiently. We update our EVA analyses on a quarterly basis and develop and implement operating strategies based on the results. Many of the operating enhancements we have achieved can be directly associated with our EVA efforts, including improving the returns in our pickle business and accelerating the growth of our salad dressing business.

Successful Track Record of Acquiring and Integrating Businesses.  Since we began operating as an independent entity in 2005, we have completed five strategic acquisitions, including Oxford Foods in February 2006, Del Monte’s private label soup and infant feeding business in April 2006, San Antonio Farms and J.L. DeGraffenreid & Sons in May 2007 and E.D. Smith in October 2007. As a result of these efforts, we have expanded well beyond our original product base of pickles and non-dairy powdered creamer, adding six additional complementary center-of-store, shelf stable food categories. We have a well-defined strategy for identifying, evaluating and integrating acquisitions that we believe differentiates us from many of our competitors. We believe that our proven acquisition capabilities will allow us to participate successfully in the ongoing consolidation trend among private label food product manufacturers.

Strong Financial Performance and Significant Cash Flow Generation.  We have grown our net sales from $708 million in fiscal 2005 to $1,512 million in fiscal 2009, representing a compounded annual growth rate, or CAGR, of 20.9%. Net income has increased from $12 million in fiscal 2005 to $81 million in fiscal 2009. We have also grown our adjusted EBITDA from $76 million in fiscal 2005 to $191 million in fiscal 2009, representing a CAGR of 25.7%. Over this period, net income as a percentage of net sales increased 374 basis points, and adjusted EBITDA margin expanded by approximately 180 basis points. For the twelve months ended December 31, 2009, on a pro forma basis for the Sturm Acquisition, we generated net sales of $1,853 million, net income of $98 million and adjusted EBITDA of $282 million, representing CAGRs of 27.2% and 38.6%, respectively, from 2005 through 2009. We have also generated strong, consistent cash flows from our core operations. Since December 31, 2007, we have reduced net debt (defined as total debt minus cash on hand) by $214 million. In 2009, we generated free cash flow (defined as cash flows from operating activities less capital expenditures) of $68 million. Pro forma for the Sturm Acquisition, our free cash flow for the twelve months ended December 31, 2009 would have been $120 million, based on our cash flows from operating activities of $105 million, our capital expenditures of $37 million and Sturm’s free cash flow of $52 million.

Strong Management Team.  The members of our senior management team each have an average of 20 years of packaged food industry experience and have worked together on several successful ventures, including the acquisition, turnaround and sale of Keebler Foods Company. Our senior management team has demonstrated its ability to grow our business, increasing our net sales from $708 million in 2005 to $1,512 million in 2009 and our adjusted EBITDA from $76 million in 2005 to $191 million in 2009. These results have been achieved through a combination of organic growth, EVA-driven portfolio optimization efforts and five complementary acquisitions (excluding Sturm).

Strategy

We intend to grow our business profitably through the following strategic initiatives:

Expand Partnerships with Retailers.  As grocery retailers become more demanding of their private label food product suppliers, they have come to expect strategic insight, product innovation, customer service and logistical economies of scale similar to those of our branded competitors. To this end, we are continually developing, investing in and expanding our private label food product offerings and capabilities in these areas. In addition to our low cost manufacturing, we have invested in research and development, product and packaging innovation, category management, information technology systems and other capabilities. We believe that these investments enable us to provide a broad and growing array of private label food products that generally meet or exceed the value and quality of branded competitors that have comparable sales, marketing, innovation and category management support. We believe that we are well positioned to expand our market share with grocery retailers given our differentiated capabilities, breadth of product offering and geographic reach.

Continue to Drive Growth and Profitability from our Existing Product Portfolio.  We believe we can continue to drive strong organic growth from our existing product portfolio. Through insights gained from our EVA analyses, we develop operating strategies that enable us to focus our resources and investments on products and categories that we believe offer the highest potential. Additionally, EVA analyses identify products and categories that lag the broader portfolio and require corrective action. We believe EVA analysis is a helpful tool which maximizes the full potential of our product offerings.

Leverage Cross-Selling Opportunities Across Customers, Sales Channels and Geographies.  While we have high private label food product market shares in the United States for our non-dairy powdered creamer, soup, salad dressing and pickles, as well as high branded and private label food product market share in jams in Canada, we believe we still have significant potential for growth with grocery retailers and foodservice distributors that we either currently serve in a limited manner, or do not currently serve. We believe that our size and scale give us an advantage over smaller private label food product producers, many of whom provide only a single category or service to a single customer or geography. Our ability to service customers across North America and across a wider spectrum of products and capabilities provides many opportunities for cross-selling to customers who seek to reduce the number of private label food product suppliers they utilize.

Growth Through Acquisitions.  We believe we have the expertise and demonstrated ability to identify and integrate value-enhancing acquisitions. We selectively pursue acquisitions of complementary businesses that we believe are a compelling fit with our existing operations. Each potential acquisition is vigorously evaluated for merit utilizing a rigorous analysis that assesses targets for their market attractiveness, intrinsic value and strategic fit. We believe our past acquisitions of Oxford Foods, the Del Monte Soup and Infant Feeding business, San Antonio Farms, DeGraffenreid, and E.D. Smith were each a success and consistent with our strategy. Since we began operating as an independent company in 2005, our acquisitions have significantly added to our revenue base, enhanced margins and allowed us to expand from an initial base of two center-of-store, shelf stable food categories to eight, including Sturm. We attempt to maintain conservative financial policies when pursuing acquisitions, and our proven integration strategies have resulted in rapid deleveraging. By identifying targets that fit within our defined strategies, we believe we can continue to expand our product selection and continue our efforts to be the low-cost, high quality and innovative supplier of private label food products for our customers.

Proposed Acquisition of Sturm Foods, Inc.

On December 20, 2009, we entered into a definitive Stock Purchase Agreement to acquire Sturm, a privately-owned company majority owned by an affiliate of HM Capital Partners, pursuant to which TreeHouse will acquire all of the issued and outstanding capital stock of Sturm for aggregate consideration of $660 million in cash, payable at closing, and subject to adjustments for working capital and other items. Consummation of the Sturm Acquisition is subject to customary closing conditions. We intend to finance the Sturm Acquisition through a combination of this offering of common stock and approximately $400 million from a public offering of senior unsecured notes, with the balance funded from borrowings under our credit facility.

The consummation of this offering of shares of common stock is not conditioned upon the closing of the Sturm Acquisition.

Sturm Acquisition Rationale

We expect to realize several benefits from the Sturm Acquisition, including the following:

Entry into Attractive Categories.  Sturm is the leading producer of private label hot cereal and powdered drink mixes, principally sugar free drink mixes. The total hot cereal and powdered drink mix categories generate over $1 billion each in annual retail sales and are margin enhancing categories for TreeHouse, each with a single major branded competitor. Private label holds a significant share of the hot cereal and sugar free drink mix category sales, and these are important categories for many of our customers.

Enhanced Scale and Further Diversification of Our Product Offering.  Sturm adds two new categories for growth and diversification. Both categories are consistent with our center-of-store, shelf stable food strategy. Sturm also enhances our scale with our customers. Sturm’s manufacturing footprint with geographical proximity to our existing operations will support manufacturing and distribution efficiency efforts.

Accretive to Margins and Cash Flow.  We expect the Sturm Acquisition to be accretive to gross margin, adjusted EBITDA margin and earnings per share on a pro forma basis in 2010. We also expect the Sturm Acquisition to be accretive to free cash flow (defined as cash flows from operating activities less capital expenditures), as Sturm generated $52 million of free cash flow for the twelve months ended December 31, 2009.

Notes Offering

In connection with the Sturm Acquisition, pursuant to a separate prospectus supplement, we are offering up to $400 million aggregate principal amount of senior unsecured notes in an underwritten public offering, which we refer to as the notes offering. The notes offering is expected to close simultaneously with the completion of this offering and the Sturm Acquisition. However, the consummation of this offering is not conditioned upon the consummation of the notes offering or the Sturm Acquisition.

Sources and Uses

The estimated sources and uses of the funds for the Sturm Acquisition, assuming the acquisition had closed December 31, 2009, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including (i) the amount of proceeds that we received from this offering of common stock, (ii) the amount of net proceeds, if any, that we receive from the notes offering and (iii) changes in Sturm’s debt balances and net working capital from December 31, 2009 to the closing. In addition, there can be no assurance that the Sturm Acquisition will be consummated under the terms contemplated or at all.

Sources		Uses
(In thousands)

Credit Facility	$182,000	Sturm Equity Consideration(1)	$194,670
Notes Offering	400,000	Refinancing of Existing Sturm Net Debt(2)	465,330
Common Stock Offered Hereby	100,000	Fees and Expenses(3)	22,000

Total Sources	$682,000	Total Uses	$682,000

(1)	Reflects the total consideration to be paid to holders of all the issued and outstanding shares of Sturm’s common stock.

(2)	Consists of $527,792 thousand of outstanding borrowings plus $3,428 thousand of accrued and unpaid interest, reduced by $65,890 thousand of existing Sturm cash.

(3)	Reflects our estimate of fees and expenses associated with the Sturm Acquisition and related financing transactions, including financing fees, advisory fees and other transaction costs. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Corporate Information

We are a Delaware corporation incorporated on January 25, 2005. Our principal executive offices are located at Two Westbrook Corporate Center Suite 1070, Westchester, IL 60154. Our telephone number is 708-483-1300. Our website address is www.treehousefoods.com. The information on or accessible through our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

The summary below describes the principal terms of this offering of shares of common stock. As used in this section, references to the “Company” mean TreeHouse Foods, Inc. and not any of its subsidiaries.

Issuer	TreeHouse Foods, Inc.

Common Stock Offered	2,350,000 shares.

Common Stock Outstanding After this Offering	34,350,919 shares.(1)

Option to Purchase Additional Shares	The underwriters have an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 352,500 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $95.0 million after deducting underwriting discounts and our estimated expenses related to the offering. We intend to use the net proceeds to fund a portion of the cash consideration payable in connection with the Sturm Acquisition. However, the consummation of this offering is not conditioned on the closing of the Sturm Acquisition. We expect that the total cash consideration payable in connection with the Sturm Acquisition will be approximately $660 million. In addition to the net proceeds from this offering, we expect to use net proceeds from the notes offering and borrowings under our credit facility to finance the Sturm Acquisition. If we do not consummate the Sturm Acquisition, we will retain broad discretion to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders of the Common Stock	For a discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the common stock by non-U.S. holders, see “Certain Material U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

Risk Factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement important information regarding us and an investment in our common stock.

NYSE Symbol	THS

Transfer Agent and Registrar	The Bank of New York Mellon Corporation.

(1)	The number of shares of common stock outstanding after this offering is based on the number of shares of common stock outstanding as of January 29, 2010 and the issuance of 2,350,000 shares of common stock in this offering, assuming no exercise of the underwriters’ over-allotment option.

Summary Historical and Pro Forma Financial Information

The following tables set forth certain historical financial information for TreeHouse and Sturm, as well as certain pro forma financial information prepared to illustrate the effect of the Sturm Acquisition.

TreeHouse Historical Financial Information

The following summary historical financial information as of and for each of the five years in the period ended December 31, 2009 has been derived from our audited consolidated financial statements and related notes. See “Where You Can Find More Information” in the accompanying prospectus for details regarding documents incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period. For periods prior to June 27, 2005, all of the historical assets, liabilities, sales, expenses, income, cash flows, products, businesses and activities of our business that we describe in this report as “ours” are in fact the historical assets, liabilities, sales, expenses, income, cash flows, products, businesses and activities of the businesses transferred to TreeHouse by Dean Foods.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Operating data:
Net sales	$1,511,653	$1,500,650	$1,157,902	$939,396	$707,731
Cost of sales	1,185,283	1,208,626	917,611	738,818	560,094

Gross profit	326,370	292,024	240,291	200,578	147,637
Operating costs and expenses:
Selling and distribution	107,938	115,731	94,636	74,884	60,976
General and administrative	80,466	61,741	53,931	57,914	31,977
Management fee paid to Dean Foods	—	—	—	—	2,940
Amortization of intangibles	13,381	13,528	7,195	3,268	1,732
Other operating (income) expense, net	(6,224)	13,899	(415)	(19,842)	21,423

Total operating costs and expenses	195,561	204,899	155,347	116,224	119,048

Operating income	130,809	87,125	84,944	84,354	28,589
Other (income) expense:
Interest expense	18,430	27,614	22,036	12,985	1,223
Interest income	(45)	(107)	(112)	(665)	(7)
Loss (gain) on foreign currency exchange	(7,387)	13,040	(3,469)	—	—
Other (income) expense, net	(2,263)	7,123	(36)	—	(66)

Total other expense	8,735	47,670	18,419	12,320	1,150

Income from continuing operations, before income taxes	122,074	39,455	66,525	72,034	27,439
Income taxes	40,760	10,895	24,873	27,333	15,174

Income from continuing operations	81,314	28,560	41,652	44,701	12,265
Income (loss) from discontinued operations, net of tax	—	(336)	(30)	155	(689)

Net income	$81,314	$28,224	$41,622	$44,856	$11,576

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Basic earnings per common share:
Income from continuing operations	$2.54	$.91	$1.33	$1.43	$.40
Income (loss) from discontinued operations	—	(.01)	—	.01	(.02)

Net income	$2.54	$.90	$1.33	$1.44	$.38

Diluted earnings per common share:
Income from continuing operations	$2.48	$.91	$1.33	$1.42	$.39
Income (loss) from discontinued operations	—	(.01)	—	.01	(.02)

Net income	$2.48	$.90	$1.33	$1.43	$.37

Weighted average common shares:
Basic	31,982	31,341	31,203	31,158	30,905
Diluted	32,798	31,469	31,351	31,396	31,108
Other data:
Net Cash provided by (used in):
Operating activities	$104,844	$175,636	$96,402	$59,626	$51,808
Investing activities	(34,118)	(41,839)	(467,819)	(296,778)	(14,230)
Financing activities	(69,725)	(139,726)	380,699	229,157	(29,742)
Depreciation and amortization	47,343	45,854	34,986	24,651	16,941
Capital expenditures	(36,987)	(55,471)	(19,184)	(11,374)	(14,244)
Adjusted EBITDA(1)	190,787	157,672	137,641	109,315	76,498
Balance sheet data (at end of period):
Cash and cash equivalents	$4,415	$2,687	$9,230	$6	$8,001
Working capital	217,418	165,997	240,955	195,862	97,109
Total assets	1,384,428	1,355,682	1,455,958	935,623	609,697
Long-term debt	401,640	475,233	620,452	239,115	6,144
Other long-term liabilities	31,453	44,563	33,913	26,520	18,906
Total stockholders’ equity	756,229	620,131	629,309	576,249	513,355

(1)	Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense and other non-cash and non-recurring items. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses adjusted EBITDA to evaluate performance, when making decisions regarding allocation of resources, in determining incentive compensation for management and for determining earnings estimates. Management believes adjusted EBITDA provides investors with helpful supplement information regarding our underlying performance from period to period. These measures may be inconsistent with measures presented by other companies. See “Non-GAAP Financial Measures” for the discussion of our use of adjusted EBITDA.

The following table set forth an unaudited reconciliation of net income to adjusted EBITDA:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands)

Net income	$81,314	$28,224	$41,622	$44,856	$11,576
Interest expense	18,430	27,614	22,036	12,985	1,223
Interest income	(45)	(107)	(112)	(665)	(7)
Income taxes	40,760	10,895	24,873	27,333	15,174
Loss from discontinued operations, net of tax	—	336	30	(155)	689
Depreciation and amortization	47,343	45,854	34,986	24,651	16,941
Stock option expense	13,303	12,193	13,580	18,794	9,618
Gain on foreign currency hedge transaction	—	—	(3,270)	—	—
Acquisition integration and accounting adjustments	—	508	4,170	1,355	—
One time factory costs associated with inventory reduction program	—	2,500	—	—	—
Revalue license agreement and other	—	634	—	—	—
Loss on intercompany note translation	(4,929)	9,135	—	—	—
Swap mark to market	(2,104)	6,981	—	—	—
Plant shut-down costs and asset sales of closed facilities	885	12,905	(274)	1,370	9,897
Gain on curtailment of post retirement benefits plan	—	—	—	(29,409)	—
Write-down of trade names	7,600	—	—	8,200	4,669
Spin-related costs	—	—	—	—	9,711
Other operating income	—	—	—	—	(66)
Fructose settlement, Cairo facility gain, tank yard sale	—	—	—	—	(2,927)
Gain on insurance replacement of fixed assets	(13,609)	—	—	—	—
One-time acquisition costs	1,839	—	—	—	—

Adjusted EBITDA	$190,787	$157,672	$137,641	$109,315	$76,498

Sturm Historical Financial Information

The following tables set forth unaudited reconciliations of (i) Sturm’s net income to adjusted EBITDA and (ii) cash flows from operating activities to free cash flow for the twelve months ended December 31, 2009. The summary historical financial information provided below has been derived from Sturm’s unaudited consolidated financial statements for the twelve months ended December 31, 2009. Sturm’s audited consolidated financial statements as of and for the year ended March 31, 2009, and unaudited financial statements as of and for the nine months ended December 31, 2009, are incorporated in this prospectus supplement and the accompanying prospectus by reference to our Current Report on Form 8-K filed with the SEC on February 16, 2010. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus for details regarding documents incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period.

Twelve Months Ended
December 31, 2009
(Unaudited)

Net income	$30,352
Income taxes	20,383
Interest expense, net	25,555
Amortization of deferred financing costs	1,220
Depreciation	9,179
Stock based compensation	1,963
Transaction costs	1,073
Management fee	1,869
Other	46

Adjusted EBITDA(1)	$91,640

Cash flows from operating activities	57,451
Capital expenditures	(5,759)

Free cash flow(2)	$51,692

(1)	Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense and other non-cash and non-recurring items. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses adjusted EBITDA to evaluate performance. Management believes adjusted EBITDA provides investors with helpful supplemental information regarding underlying performance from period to period. This adjusted EBITDA measure may be inconsistent with measures presented by other companies. See “Non-GAAP Financial Measures” for the discussion of our use of adjusted EBITDA.

(2)	Free cash flow represents cash flows from operating activities less capital expenditures. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service and other payment obligations, satisfying working capital requirements and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures. This free cash flow measure may be inconsistent with measures presented by other companies. See “Non-GAAP Financial Measures” for the discussion of our use of free cash flow.

Summary Pro Forma Financial Information

The following table sets forth our summary unaudited pro forma condensed combined financial information. The summary unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Sturm Acquisition, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on December 31, 2009. The unaudited pro forma condensed combined income statements combine the historical income statements of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Sturm Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The information below should be read in conjunction with the unaudited pro forma condensed combined financial information and the accompanying Notes to the Unaudited Pro Forma Condensed combined Financial Statements and:

•	the audited historical financial statements of TreeHouse, as of and for the year ended December 31, 2009, included in TreeHouse’s Annual Report on Form 10-K filed with the SEC on February 16, 2010;

•	the audited historical financial statements of Sturm as of and for the year ended March 31, 2009, included in TreeHouse’s Current Report on Form 8-K filed with the SEC on February 16, 2010; and

•	the unaudited historical financial statements of Sturm as of and for the nine months ended December 31, 2009, included in TreeHouse’s Current Report on Form 8-K filed with the SEC on February 16, 2010.

See “Unaudited Pro Forma Condensed Combined Financial Information” for a complete description of the adjustments and assumptions underlying this summary unaudited pro forma condensed combined financial information.

	Pro Forma
	Twelve Months Ended
	December 31, 2009
	(In thousands)
	(Unaudited)

Other Financial Data:
Depreciation and amortization	$70,990
Capital expenditures(1)	(42,746)
Adjusted EBITDA(2)	282,427
Interest expense(3)	53,521
Ratio of total debt to Adjusted EBITDA	3.5	x
Ratio of Adjusted EBITDA to interest expense	5.3	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$4,415
Working capital(4)	242,066
Total assets	2,220,910
Total debt(5)	985,177

(1)	Reflects capital expenditures for the twelve months ended December 31, 2009 of $37.0 million for TreeHouse and $5.8 million for Sturm.

(2)	Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense and other non-cash and non-recurring items. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses adjusted EBITDA to evaluate performance. Management believes adjusted EBITDA provides investors with helpful supplemental information regarding underlying performance from period to period. These measures may be inconsistent with measures presented by other companies. See “Non-GAAP Financial Measures” for the discussion of our use of adjusted EBITDA.

The following table sets forth an unaudited reconciliation of pro forma net income to pro forma adjusted EBITDA:

Pro Forma
Twelve Months Ended
December 31, 2009
(In thousands)
(Unaudited)

Net income	$97,654
Income taxes	52,371
Interest expense, net	53,476
Depreciation and amortization	70,990
Stock based compensation	15,266
Acquisition costs(a)	2,912
Management fee(b)	1,869
Other	46
Tradename impairment	7,600
Gain on insurance replacement of fixed assets	(13,609)
(Gain) loss on intercompany note translation and other	(4,929)
Mark to market adjustment on interest rate swap	(2,104)
Net plant shut-down costs	885

Adjusted EBITDA	$282,427

(a)	Reflects costs associated with the acquisition of Sturm.

(b)	Fee paid by Sturm to former stockholder for advisory and consulting services.

(3)	Pro forma interest expense includes amortization of deferred financing costs on new debt of $1.1 million.

(4)	Working capital is current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term borrowings, current portion long-term obligations).

(5)	Total debt includes short-term borrowings and current maturities, and capital lease obligations.

RISK FACTORS

Investing in our common stock involves risks.  You should carefully consider the risk factors described below and in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Some of these risk factors relate principally to our business. Other factors relate principally to the Sturm Acquisition and your investment in our common stock. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

Risks Related to the Sturm Acquisition

The offering of shares of common stock is not conditioned upon the consummation of the Sturm Acquisition.

This offering of shares of common stock is not conditioned upon the consummation of the Sturm Acquisition. Accordingly, by purchasing the common stock, you are investing in TreeHouse on a stand-alone basis, without the business of Sturm, if we do not consummate the Sturm Acquisition. Although certain information included in this prospectus supplement generally assumes consummation of the Sturm Acquisition, we cannot assure you that the Sturm Acquisition will be consummated on the terms described herein or at all. The consummation of the Sturm Acquisition is subject to conditions, which may or may not be satisfied. If we do not consummate the Sturm Acquisition, we will retain broad discretion to use the net proceeds from this offering of shares of common stock for any general corporate purposes, which may include other potential acquisitions, the refinancing or repayment of debt, working capital, share repurchases or capital expenditures. See “Use of Proceeds.”

Failure to complete the Sturm Acquisition could negatively impact our stock price and our future business and financial results.

Consummation of the Sturm Acquisition is subject to customary closing conditions and depends on our ability to obtain sufficient financing through this offering of shares of common stock, the notes offering and incremental borrowings under our credit facility. If the Sturm Acquisition is not completed for any reason, our ongoing business and financial results may be adversely affected, and we will be subject to a number of risks, including the following:

•	we may be required, under certain circumstances, to pay damages to Sturm in connection with a termination of the purchase agreement;

•	we will be required to pay certain other costs relating to the Sturm Acquisition, whether or not the Sturm Acquisition is completed, such as legal, accounting, financial advisor and printing fees; and

•	matters relating to the Sturm Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Sturm Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

We may also be subject to litigation related to any failure to complete the Sturm Acquisition. If the Sturm Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our common stock, which will cause the value of your investment to decline.

We cannot provide any assurance that the Sturm Acquisition will be completed, that there will not be a delay in the completion of the Sturm Acquisition or that all or any of the anticipated benefits of the Sturm Acquisition will be obtained. In the event the Sturm Acquisition is materially delayed for any reason, the price of our common stock may decline.

We may not realize the expected benefits of the Sturm Acquisition because of integration difficulties and other challenges.

The success of the Sturm Acquisition will depend, in part, on our ability to realize the anticipated benefits from integrating Sturm’s business with our existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of Sturm’s business include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	failure to retain key customers;

•	operating risks inherent in Sturm’s business and our business;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of TreeHouse and Sturm had achieved or might achieve separately, In addition, we may not accomplish the integration of Sturm’s business smoothly, successfully or within the anticipated costs or timeframe.

Sturm is a privately-held company and its new obligations of being a part of a public company as a result of the acquisition may require significant resources and management attention.

Upon consummation of the Sturm Acquisition, Sturm will become a subsidiary of our consolidated company, and will need to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board. We will need to ensure that Sturm establishes and maintains effective disclosure controls as well as internal controls and procedures for financial reporting, and such compliance efforts may be costly and may divert the attention of management.

We will incur significant transaction and acquisition-related costs in connection with the Sturm Acquisition.

We will incur significant costs in connection with the Sturm Acquisition. The substantial majority of these costs will be non-recurring transaction expenses and costs. These non-recurring costs and expenses are not reflected in the pro forma financial information included in this prospectus. We may incur additional costs to maintain employee morale and to retain key employees.

The market price of our common stock may decline as a result of the Sturm Acquisition.

The market price of our common stock may decline as a result of the Sturm Acquisition if, among other things, we are unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Sturm’s business are not realized, or if the transaction costs related to the Sturm Acquisition are greater than expected, or if the financing related to the transaction is on unfavorable terms. The market price of our common stock also may decline if we do not achieve the perceived benefits of the Sturm Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Sturm Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Increases in interest rates will increase the cost of servicing our debt and could reduce our profitability.

As of December 31, 2009, the aggregate principal amount of our debt instruments with exposure to interest rate risk was approximately $98 million. As a result, increases in interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk and could materially reduce our profitability and cash flows. As of December 31, 2009 on a pro forma basis giving effect to the Sturm Acquisition and the notes offering, each one percentage point change in interest rates would result in an approximate $6.7 million change in the annual cash interest expense before any principal payment on our financial instruments with exposure to interest rate risk. See “Unaudited Pro Forma Condensed Combined Financial Statements” for details regarding our pro forma debt balances.

We have a significant amount, and will have an additional amount following the Sturm Acquisition, of goodwill and intangible assets on our consolidated financial statements that is subject to impairment based upon future adverse changes in our business or prospects.

At December 31, 2009, the carrying values of goodwill and identifiable intangible assets on our balance sheet were $575 million and $153 million, respectively. At December 31, 2009, as a result of the Sturm Acquisition, we would have goodwill of $973 million and identifiable intangible assets of $420 million. We evaluate indefinite lived intangible assets and goodwill for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Indefinite lived intangible assets are impaired and goodwill impairment is indicated when their book value exceeds fair value. We have recorded trademark impairment charges in recent years, including in 2009. The value of goodwill and intangible assets from the allocation of purchase price from the Sturm Acquisition will be derived from our business operating plans and is susceptible to an adverse change in demand, input costs or general changes in our business or industry and could require an impairment charge in the future.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our combined results after the Sturm Acquisition, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and Sturm operated as separate companies prior to the Sturm Acquisition. We have had no prior history as a combined company. The historical financial statements of Sturm may be different from those that would have resulted had Sturm been operated as part of TreeHouse or from those that may result in the future from Sturm being operated as a part of TreeHouse. The pro forma financial information, which was prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Sturm Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Sturm’s net assets. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Sturm as of the date of the completion of the Sturm Acquisition. The pro forma financial information does not reflect future nonrecurring charges resulting from the Sturm Acquisition. The pro forma financial information does not reflect future events that may occur after the Sturm Acquisition, including the costs related to the planned integration of Sturm, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Sturm Acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

We will incur substantial indebtedness in order to finance the Sturm Acquisition, which could adversely affect our business and limit our ability to plan for or respond to changes in our business.

In order to finance the Sturm Acquisition, we expect to incur additional borrowings of approximately $582 million through the notes offering and under our credit facility. As of December 31, 2009, on a pro forma basis after giving effect to the Sturm Acquisition and related financing transactions, our long-term debt would have been approximately $985 million. Our substantial debt obligations could have important consequences to our business. For example:

•	we may not be able to generate sufficient cash flow to meet our substantial debt service obligations;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, capital expenditures or strategic acquisitions;

•	we are exposed to the risk of increased interest rates because a portion of our borrowings is at variable rates of interest; and

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited, thereby placing us at a competitive disadvantage compared to our competitors that have less indebtedness.

Our ability to make payments on and to refinance our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, if we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of our business strategy for us or prevent us from entering into transactions that would otherwise benefit our business. We may not be able to refinance our indebtedness or take such other actions, if necessary, on commercially reasonable terms, or at all.

Risks Related to the Offering

We have not identified any specific use of the net proceeds of this offering of shares of common stock in the event the Sturm Acquisition is not completed.

Consummation of the Sturm Acquisition is subject to a number of conditions and, if the acquisition agreement is terminated for any reason, our board of directors and management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the market price of our common stock. Because the primary purpose of this offering of shares of common stock is to provide funds to pay a portion of the consideration for the Sturm Acquisition, we have not identified a specific use for the proceeds in the event the Sturm Acquisition does not occur. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, expansion of our operations, repayment of existing debt, share repurchases or other uses. The failure of our management to use the net proceeds from this offering of shares of common stock effectively could have a material adverse effect on our business and may have an adverse effect on our earnings per share.

This offering of shares of common stock is expected to be dilutive in the event the Sturm Acquisition is not completed, and there may be future dilution of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive common stock. As part of this offering, we expect to issue 2,350,000 shares of common stock (or up to 2,702,500 shares of common stock if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering, along with proceeds from the notes offering and borrowings under our credit facility, to finance the Sturm Acquisition. However, we expect that this offering may have a dilutive effect on our earnings per share in the event that the Sturm Acquisition is not completed. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

A change of control (as defined in our credit facility) will generate an event of default under our credit facility and will make any borrowings under the credit facility immediately due. These provisions may have the effect of discouraging unsolicited takeover proposals. Additionally, our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire us in a transaction not approved by our board of directors. These provisions include:

•	a classified board of directors;

•	a prohibition on actions by our stockholders by written consent;

•	limitations on the removal of directors; and

•	advance notice requirements for proposing nominees for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings.

In addition, our board of directors has adopted a stockholder rights plan the provisions of which could make it more difficult for a potential acquiror to consummate an acquisition transaction.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $95.0 million (or approximately $109.4 million if the underwriters exercise their over-allotment option with respect to the offering in full) after deducting underwriting discounts and commissions of approximately $4.8 million and our estimated expenses related to the offering. We intend to use the proceeds from this offering to finance a portion of the Sturm Acquisition.

We expect that the total cash consideration payable in connection with the Sturm Acquisition will be approximately $660 million. In addition to the net proceeds from this offering, we expect to use proceeds from the notes offering and borrowings under our credit facility to finance the Sturm Acquisition and related fees. We estimate the net proceeds from the notes offering will be approximately $389.8 million after deducting underwriting discounts and our estimated expenses related to the notes offering. In the event the Sturm Acquisition is not consummated for any reason, we intend to use the net proceeds from this offering for general corporate purposes, which may include pursuit of other business combinations, expansion of our operations, repayment of existing debt, share repurchases or other uses.

MARKET PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “THS.” The high and low sales prices of our common stock as quoted on the New York Stock Exchange for 2009 and 2008 are provided in the table below

	2009		2008
	High	Low	High	Low

First Quarter	29.41	24.28	24.80	19.24
Second Quarter	29.48	25.25	27.01	21.84
Third Quarter	38.19	28.00	30.29	23.58
Fourth Quarter	40.38	33.00	31.61	20.43

The closing sales price of our common stock on February 12, 2010 as reported on the NYSE, was $41.33 per share. On February 4, 2010, there were 4,060 shareholders of record of our common stock.

We have not paid any cash dividends on our common stock and currently anticipate that, for the foreseeable future, any earnings will be retained for the development of our business. Accordingly, no dividends are expected to be declared or paid on the common stock. Moreover, our revolving credit facility contains, and the indenture governing the notes that we expect to issue in the notes offering will contain, certain restrictions on our ability to pay cash dividends. The declaration of dividends is at the discretion of our board of directors.

We did not purchase any shares of its common stock in either 2009 or 2008.

CAPITALIZATION

The below table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2009 on (i) an actual basis, (ii) an as adjusted basis after giving effect to this offering of shares of common stock and (iii) a pro forma as adjusted basis after giving effect to:

•	our estimated net proceeds from this offering of shares of common stock,

•	our estimated net proceeds from the notes offering,

•	our borrowing of an estimated $182 million under our credit facility,

•	the use of proceeds from this offering of shares of common stock, the notes offering and our credit facility borrowing to consummate the Sturm Acquisition; and

•	the consummation of the Sturm Acquisition as if it had occurred on December 31, 2009, including the repayment of an estimated $531 million of Sturm’s existing indebtedness.

The actual sources and uses of the funds for the Sturm Acquisition will vary from estimated amounts depending on several factors, including (i) the amount of proceeds that we received from this offering of shares of common stock, (ii) the amount of proceeds, if any, that we receive from our notes offering and (iii) changes in Sturm’s debt balances and net working capital from December 31, 2009 to the closing. The consummation of this offering of shares of common stock is not conditioned upon the consummation of the notes offering or the Sturm Acquisition. You should read this table in conjunction with “Use of Proceeds,” “Summary Historical and Pro Forma Financial Information” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At December 31, 2009
			Pro Forma
			As Adjusted
			for Sturm
			Acquisition
			and Note
	Actual	As Adjusted	Offering

Cash and cash equivalents	$4,415	$104,415	$4,415

Long-term debt	402,546	409,796	985,177
Shareholders’ equity:
Common stock, $0.01 par value	320	347	347
Additional paid in capital	587,598	682,821	682,821
Retained earnings	195,262	192,762	187,012
Accumulated other comprehensive loss	(26,951)	(26,951)	(26,951)

Total shareholders’ equity	756,229	848,979	843,229

Total capitalization	$1,158,775	$1,258,775	$1,828,406

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 20, 2009, we entered into a definitive Stock Purchase Agreement to acquire Sturm Foods, Inc., a privately-owned company majority owned by an affiliate of HM Capital Partners, pursuant to which TreeHouse will acquire all of the issued and outstanding capital stock of Sturm for aggregate consideration of $660 million in cash, subject to adjustments for working capital and other items, payable upon the closing of the Sturm Acquisition. Consummation of the Sturm Acquisition is subject to customary closing conditions. The consummation of this offering of shares of common stock is not conditioned upon the closing of the Sturm Acquisition.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Sturm Acquisition, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on December 31, 2009. The unaudited pro forma condensed combined income statements combine the historical income statements of TreeHouse and Sturm, giving effect to the Sturm Acquisition as if it had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Sturm Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and:

•	the audited historical financial statements of TreeHouse, as of and for the year ended December 31, 2009, included in TreeHouse’s Annual Report on Form 10-K filed with the SEC on February 16, 2010;

•	the audited historical financial statements of Sturm as of and for the year ended March 31, 2009, included in TreeHouse’s Current Report on Form 8-K filed with the SEC on February 16, 2010; and

•	the unaudited historical financial statements of Sturm as of and for the nine months ended December 31, 2009, included in TreeHouse’s Current Report on Form 8-K filed with the SEC on February 16, 2010.

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, with TreeHouse treated as the acquiror. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Sturm Acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined income statement does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the Sturm Acquisition.

TreeHouse Foods, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2009

(In thousands)

					Post Debt
					Financing
	As Reported		Acquisition and		Pro Forma	Equity		Pro Forma
	TreeHouse		Debt Financing		TreeHouse	Financing		TreeHouse
	Foods, Inc.	Sturm Foods	Pro Forma		Foods, Inc.	Pro Forma		Foods, Inc.
	December 31, 2009	December 31, 2009	Adjustments		December 31, 2009	Adjustments		December 31, 2009

Assets
Current Assets:
Cash and cash equivalents	$4,415	$65,890	$(65,890)	4	$4,415	$—		$4,415
Receivables, net of allowances	86,557	31,431	—		117,988	—		117,988
Inventories, net	264,933	43,836	3,200	2	311,969	—		311,969
Deferred income taxes	3,397	686	—		4,083	—		4,083
Assets held for sale	4,081	—	—		4,081	—		4,081
Prepaid expenses and other current assets	7,269	870	—		8,139	—		8,139

Total current assets	370,652	142,713	(62,690)		450,675	—		450,675
Property, plant and equipment, net	276,033	70,796	11,644	2	358,473	—		358,473
Goodwill	575,007	—	398,019	2	973,026	—		973,026
Identifiable intangible and other assets, net	162,736	17,634	9,000	5	438,736	—		438,736
			267,000	2
			(17,634)	4

Total assets	$1,384,428	$231,143	$605,339		$2,220,910	$—		$2,220,910

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$148,819	$58,803	$(3,428)	4	$204,194	$—		$204,194
Current portion of long-term debt	906	4,079	(3,900)	4	1,085	—		1,085

Total current liabilities	149,725	62,882	(7,328)		205,279	—		205,279
Long-term debt	401,640	523,713	400,000	5	1,079,342	(95,250)	6	984,092
			260,000	5
			9,000	5
			8,250	9
			(523,261)	4
Deferred income taxes	45,381	6,474	104,205	2	156,060	—		156,060
Other long-term liabilities	31,453	797	—		32,250	—		32,250

Total liabilities	628,199	593,866	250,866		1,472,931	(95,250)		1,377,681
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—	—		—
Common stock	320	2,309	(2,309)	4	320	27	6	347
Additional paid in capital	587,598	22,711	(22,711)	4	587,598	99,973	6	682,821
						(4,750)	6
Retained earnings (deficit)	195,262	(388,007)	388,007	4	187,012	—		187,012
			(8,250)	9
Accumulated other comprehensive loss	(26,951)	264	(264)	4	(26,951)	—		(26,951)

Total stockholders’ equity	756,229	(362,723)	354,473		747,979	95,250		843,229

Total liabilities and stockholders’ equity	$1,384,428	$231,143	$605,339		$2,220,910	$—		$2,220,910

See notes to unaudited pro forma condensed combined financial statements

TreeHouse Foods, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
for the Year Ended December 31, 2009
(In thousands except per share data)

					Post Debt
	As Reported	Sturm			Financing			Pro Forma
	TreeHouse	Foods	Acquisition and		Pro Forma	Equity		TreeHouse
	Foods, Inc.	Twelve	Debt Financing		TreeHouse	Financing		Foods, Inc.
	Year Ended	Months Ended	Pro Forma		Foods, Inc.	Pro Forma		Year Ended
	December 31, 2009	December 31, 2009	Adjustments		December 31, 2009	Adjustments		December 31, 2009

Net Sales	$1,511,653	$343,411	$(1,608)	7	$1,853,456	$—		$1,853,456
Cost of Sales	1,185,283	236,532	(1,608)	7	1,421,176			1,421,176
			10,148	2
			(9,179)	4	—

Gross Profit	326,370	106,879	(969)		432,280	—		432,280
Operating Expenses:
Selling and distribution	107,938	12,190	—		120,128	—		120,128
General and administrative	80,466	16,005	—		96,471	—		96,471
Amortization expense	13,381	—	13,500	2	26,881	—		26,881
Other operating (income) expense, net	(6,224)	1,073	—		(5,151)	—		(5,151)

Total operating expenses	195,561	29,268	13,500		238,329	—		238,329

Operating income	130,809	77,611	(14,469)		193,951	—		193,951
Other (income) expense:
Interest expense	18,430	25,555	(25,555)	4	54,755	(1,234)	6	53,521
			36,325	8
Interest income	(45)	—	—		(45)	—		(45)
(Gain) loss on foreign exchange	(7,387)	—	—		(7,387)	—		(7,387)
Other (income) expense, net	(2,263)	1,321	(1,220)	4	(2,162)	—		(2,162)

Total other expense	8,735	26,876	9,550		45,161	(1,234)		43,927

Income from continuing operations, before income taxes	122,074	50,735	(24,019)		148,790	1,234		150,024
Income taxes	40,760	20,383	(9,247)	10	51,896	475	6	52,371

Net income	$81,314	$30,352	$(14,771)		$96,895	$759		$97,654

Weighted average common shares:
Basic	31,982				31,982	2,703		34,685
Diluted	32,798				32,798	2,703		35,501
Basic earnings per share	$2.54				$3.03			$2.82
Diluted earnings per share	$2.48				$2.95			$2.75

See notes to unaudited pro forma condensed combined financial statements

TreeHouse Foods, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

Note 1 —	Basis of Presentation

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TreeHouse as of December 31, 2009 and Sturm as of December 31, 2009. The unaudited pro forma condensed combined statement of income was prepared using the historical statements of income of TreeHouse for the 12 months ended December 31, 2009 and of Sturm for the 12 months ended December 31, 2009.

The unaudited pro forma combined financial information was prepared using the purchase method of accounting. Based on the terms of the Stock Purchase Agreement, TreeHouse is treated as the acquirer of Sturm. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the Sturm Acquisition. The purchase price has been allocated in the unaudited pro forma condensed combined balance sheet, based on management’s preliminary estimate of their respective values. Definitive allocations will be performed and finalized based upon certain valuation and other studies that will be performed by TreeHouse with the services of outside valuation specialists after the closing. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Sturm Acquisition. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $13,842.

Note 2 —	Preliminary Purchase Price Allocation

The purchase price for the Sturm Acquisition is $660 million, payable at closing. The purchase price of $660 million has been allocated to the assets acquired and the liabilities assumed as follows:

(In thousands)

Accounts Receivable	$31,431
Inventory	47,036
Other Current Assets	1,556
Property, Plant and Equipment	82,440
Identifiable Intangible Assets	267,000
Goodwill	398,020

Total Assets Acquired	827,483
Accounts Payable	(38,971)
Other Current Liabilities	(16,583)
Other Long-term Liabilities	(1,250)
Deferred Income Taxes	(110,679)

Total Liabilities Assumed	(167,483)

Total Purchase Price	$660,000

For the purpose of preparing the unaudited pro forma condensed combined financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of December 31, 2009. A final determination of fair values will be based on the actual assets and liabilities that will exist on the date of the closing of the Sturm Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known. An increase in the fair value of inventory, property, plant and equipment, or any identifiable intangible assets will reduce the amount of goodwill in the unaudited pro forma condensed combined financial information, and may result in increased depreciation, and or amortization expense.

Of the $267,000 of acquired intangible assets, $250,000 was assigned to Customer Relationships with an estimated economic life of 20 years, $12,000 to Trademarks with an indefinite life, and $5,000 to formulas/recipes with an estimated economic life of 5 years. The determination of fair value for these assets was primarily based upon expected discounted cash flows. The determination of useful life was based upon historical acquisition experience, economic factors, and future cash flows of the combined company. The estimated annual amortization expense for these acquired intangible assets is approximately $13,500, using straight line amortization, and has been included in the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009.

Inventories reflect an adjustment of $3,200 to record the inventory at its estimated fair value. This amount is recorded in the December 31, 2009 unaudited pro forma condensed combined balance sheet. The increased inventory will temporarily impact our cost of sales after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009.

Property, plant and equipment reflect an adjustment of $11,644 to record the property, plant and equipment at estimated fair market value. Total depreciation expense on the revalued property, plant, and equipment is estimated to be approximately $10,148.

A preliminary deferred tax adjustment of $104,205 has been recognized in accordance with accounting for income taxes. The amount primarily relates to $98,175 recognized as part of the identifiable intangible assets, plus $6,030 relating to the tax effect on difference between the values assigned and the estimated tax basis of assets and liabilities acquired.

Note 3 —	Pro Forma Adjustments

The pro forma adjustments give effect to the Sturm Acquisition under the purchase method of accounting, borrowings under the TreeHouse credit facility, borrowings through the issuance of senor unsecured notes, the repayment of Sturm’s exiting indebtedness, the proposed offering of $100,000 in shares of TreeHouse common stock, and the payment of fees and expenses relating to these transactions.

Note 4 —	Elimination of Historical Balances

These adjustments reflect the elimination of the Sturm’s identifiable intangible assets, debt (excluding capital leases), equity and accrued interest as of December 31, 2009 for the purpose of presenting a pro forma balance sheet assuming the Sturm Acquisition had occurred on December 31, 2009. Also eliminated are Sturm’s historical interest expense, depreciation expense and amortization of debt issue costs. According to the terms of the Stock Purchase Agreement, Sturm’s cash balances will remain with the sellers. Accordingly, we have eliminated Sturm’s cash balance as of December 31, 2009.

Note 5 —	Debt Financing

These adjustments display the expected debt financing required to fund the Sturm Acquisition and related transaction costs. These adjustments are contingent upon the closing of the Sturm Acquisition and therefore may not occur in the event the Sturm Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Sturm Acquisition closes. The debt financing is as follows:

•	senior unsecured notes payable estimated to be due 2018 totaling approximately $400,000 with an estimated interest rate of approximately 7.50%.

•	a borrowing under our credit facility of approximately $182,000 at an estimated interest rate of approximately 1.23%.

We expect to incur approximately $9,000 of financing fees associated with the notes, which will be deferred and amortized over eight years, consistent with the estimated maturity of the debt. These fees will be funded through the use of our credit facility.

We expect to undertake a borrowing under our credit facility to fund the remaining balance of the purchase price (taking into account the proposed equity offering), which is expected to be approximately $160,000. We also expect to use our credit facility to fund our acquisition costs, which we expect to be approximately $22,000, of which includes $9,000 for debt issuance, $8,250 in other transaction fees that will be expensed, and $4,750 of stock issuance costs incurred in connection with the equity offering. Total expected additional borrowings under our credit facility related to the Sturm Acquisition are expected to be $182,000.

In the event TreeHouse is unable to complete the equity offering to fund the acquisition as described in Note 6, we have included additional borrowings of $100,000 in the long-term debt line. These additional borrowings are offset through the issuance of equity as described in Note 6.

Note 6 —	Equity Financing

We intend to issue approximately $100,000 in common stock in a public offering (net of underwriting fees of approximately $4,750) to fund a portion of the purchase price. Shares to be issued of 2,703 were calculated using an estimated price of $37 per share. If the price of TreeHouse’s common stock increases or decreases by $1 per share, the number of shares required to be issued would decrease by 71 shares or increase by 75 shares, respectively. The net proceeds have been presented as a reduction to the long-term debt line. The interest on the additional borrowings, and related tax, has also been eliminated.

Note 7 —	Statement of Income Adjustments

This adjustment eliminates the sales from TreeHouse to Sturm together with Sturm’s cost of sales for purchases.

Note 8 —	Statement of Income Adjustments to Reflect Financing

The adjustment reflects interest expense relating to approximately $400,000 of debt issued to fund the Sturm Acquisition as further described in Note 3. This expense includes approximately $1,125 over the next 12 months of amortization expense relating to deferred financing fees expected to be incurred at the time of closing. Also included in this amount is additional interest incurred in connection with the expected borrowing of $282,000 under our credit facility (assuming there is no equity offering). Total expected interest is $36,325 (includes $1,125 of amortization for deferred financing fees), of which $30,000 relates to the $400,000 issuance of notes.

The actual rates of interest can change from those that are assumed in Note 3. If the actual rates that are incurred when the notes are issued were to increase or decrease by 0.25% from the rates we have assumed in estimating the pro forma interest adjustment, pro forma interest expense could increase or decrease by approximately $1,000 per year. Likewise, if our interest rate on our credit facility borrowings were to increase by 1% from 1.23%, pro forma interest could increase by approximately $4,800 per year (considering the equity offering).

Note 9 —	Non-Recurring Acquisition Expenses

We expect to incur additional transaction costs, including financial and legal advisory fees of approximately $8,250 through the closing of the Sturm Acquisition. The total of these costs has been recorded as additional borrowings under our credit facility and a reduction to retained earnings of $8,250 on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statement of income for the 12 months ended December 31, 2009, as they are considered non-recurring.

Note 10 —	Tax Adjustments

For purposes of these unaudited pro forma condensed combined financial statements, we used a rate of 38.5%. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.

DESCRIPTION OF THE COMMON STOCK

For a summary description of our common stock, see “Description of Capital Stock — Common Stock” in the accompanying prospectus. As January 29, 2010, we had 90,000,000 shares of authorized common stock, of which 32,000,919 shares were issued and outstanding.

The transfer agent and registrar for our common stock is The Bank of New York Mellon Corporation.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income tax considerations relating to the ownership and disposition of common stock by a Non-U.S. Holder (as defined below). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, and judicial decisions as in effect on the date hereof. All such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in different U.S. federal income tax consequences than those discussed herein. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the discussion of the U.S. federal income tax consequences discussed herein or such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of owning or disposing of the common stock.

The following discussion deals only with Non-U.S. Holders holding shares of our common stock as capital assets as of the date of this prospectus supplement. The following discussion also does not address considerations that may be relevant to certain Non-U.S. Holders that are subject to special rules, such as the following:

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax, brokers or dealers in securities or currencies;

•	holders of securities held as part of a hedge or a position in a “straddle,” conversion transaction, risk reduction transaction, or constructive sale transaction; or

•	certain former citizens or long-term residents of the United States that are subject to special treatment under the Code.

The following discussion also does not address entities that are taxed as partnerships or similar pass-through entities. If a partnership or other pass-through entity holds common stock, the tax treatment of the partnership (or other pass-through entity) and its partners (or owners) will depend on the status of the partner and the activities of the partnership. Partnerships (and other pass-through entities) and their partners (and owners) should consult with their own tax advisors to determine the tax consequences of owning or disposing of common stock.

The following discussion does not address any non-income tax consequences of owning or disposing of common stock or any income tax consequences under state, local, or foreign law. Potential purchasers are urged to consult their own tax advisors to discuss the tax consequences of owning or disposing of common stock based on their particular situation, including non-income tax consequences and tax consequences under state, local, and foreign law.

Non-U.S. Holder

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or

(ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

Dividends

If we make distributions on our common stock, such distributions paid to a Non-U.S. Holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. See “— Gain on Disposition of Common Stock” for additional information.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete IRS Form W-8BEN (or appropriate substitute form) and certify, under penalty of perjury, that such holder is not a U.S. person and is eligible for the benefits with respect to dividends allowed by such treaty, (b) hold common stock through certain foreign intermediaries and satisfy the certification requirements for treaty benefits of applicable U.S. Treasury Regulations, or (c) in the case of payments made outside the United States to an offshore account (generally, an account maintained by a Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), provide certain documentary evidence establishing such holder’s entitlement to the lower treaty rate in accordance with applicable U.S. Treasury Regulations. Special certification requirements apply to certain Non-U.S. Holders that are “pass-through” entities for U.S. federal income tax purposes. A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

This United States withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other requirements, and is not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for U.S. federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder’s holding period for the common stock).

Gain recognized on the sale or other disposition of common stock that is effectively connected with a United States trade or business, or attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of common stock received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other conditions, and is not eligible for relief under an applicable income tax treaty, generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our common stock, which may be offset by U.S. source capital losses realized in the same taxable year.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interest and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property.

We believe that we currently are not a USRPHC. In addition, based on these financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28%) of the gross amount. Dividends paid to a Non-U.S. Holder will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the holder is a corporation or one of several types of entities and organizations that qualify for exemption, also referred to as an exempt recipient.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to such holder’s non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the U.S. Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Holders of common stock are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

Legislation has been introduced into the U.S. Congress that would impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. If this legislation or other similar legislation is enacted, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on dividends paid with respect to our common stock and the gross proceeds of a disposition of our common stock to U.S. Holders who own such stock through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. Any such legislation could substantially change some of the rules discussed above relating to certification requirements, information reporting and withholding. No assurances can be given whether, or in what form, this legislation will be enacted. Prospective investors should consult their own tax advisers regarding this legislation and similar proposals.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	705,000
Morgan Stanley & Co. Incorporated	705,000
Barclays Capital Inc.	235,000
SunTrust Robinson Humphrey, Inc.	235,000
William Blair & Company, L.L.C.	117,500
BMO Capital Markets Corp.	117,500
KeyBanc Capital Markets Inc.	117,500
Wells Fargo Securities, LLC	117,500

Total	2,350,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.22 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$43.00	$101,050,000	$116,207,500
Underwriting discount	$2.04	$4,799,875	$5,519,856
Proceeds, before expenses, to us	$40.96	$96,250,125	$110,687,644

The expenses of the offering of shares of our common stock, not including the underwriting discount, are estimated at $1.3 million and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 352,500 additional shares of common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of both Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares of common stock are listed on the New York Stock Exchange under the symbol “THS.”

Price Stabilization and Short Positions

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Certain of the underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be made available on the Internet web site maintained by one or more underwriters. Other than the prospectus in electronic format, the information on such web site is not part of this prospectus.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as administrative agent under our credit facility, Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as joint lead arranger under our credit facility and BMO Capital Markets Financing, Inc., an affiliate of BMO Capital Markets Corp, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., and Wachovia Bank, National Association, an affiliate of Wells Fargo Securities, LLC, each serve as co-documentation agents under our credit facility. These affiliates also serve, along with the affiliates of certain other underwriters, as lenders under our credit facility.

In connection with our proposed acquisition of Sturm Foods, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as our financial advisor.

In connection with the notes offering, Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC are serving as joint book-running managers, BMO Capital Markets Corp and SunTrust Robinson Humphrey, Inc. are serving as co-lead managers, and Barclays Capital Inc. and KeyBanc Capital Markets Inc. are serving as co-managers.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares of common stock contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares of common stock contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares of common stock will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares of common stock are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares of common stock, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the TreeHouse Foods, Inc.’s Annual Report on Form 10-K, and the effectiveness of TreeHouse Foods, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Sturm Foods, Inc. included in TreeHouse Foods, Inc.’s Current Report on Form 8-K dated February 16, 2010 and incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents:

(a) Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 16, 2010.

(b) Current Report on Form 8-K filed on February 16, 2010.

(c) All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

TreeHouse Foods, Inc.
Two Westbrook Corporate Center, Suite 1070
Westchester, IL 60154
(708) 483-1300
Attention: Secretary

PROSPECTUS
TreeHouse Foods, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units
Guarantees of Debt Securities

We may offer and sell any of the following securities from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase debt securities, common stock or preferred stock;

•	subscription rights; and

•	stock purchase contracts or stock purchase units.

Certain of our domestic subsidiaries may fully and unconditionally guarantee any debt securities that we issue. When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “THS.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks.  You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 2 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 26 of this prospectus.

The date of this prospectus is February 16, 2010.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using this shelf registration process, we may sell at any time, and from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless we state otherwise or the context otherwise requires, references to “TreeHouse,” the “Company,” “us,” “we” or “our” in this prospectus mean TreeHouse Foods, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “estimate”, “project”, “except,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Such factors include, but are not limited to, the outcome of litigation and regulatory proceedings to which we may be a party; the impact of product recalls; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; our ability to obtain suitable pricing for our products; development of new products and services; our level of indebtedness; the availability of financing on commercially reasonable terms; cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; interest rates and raw material and commodity costs; changes in economic conditions; political conditions; reliance on third parties for manufacturing of products and provision of services; delays in the consummation of, or the failure to consummate, the proposed Sturm Foods, Inc. acquisition; general U.S. and global economic conditions; the financial condition of our customers and suppliers; consolidations in the retail grocery and foodservice industries; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions and other risks that are described in this prospectus under the heading “Risk Factors” and in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, our other reports filed from time to time with the SEC and incorporated by reference into this prospectus and any prospectus supplement or other offering material relating to a specific offering of securities.

You should not place undue reliance on forward-looking statements, which speak only as of the date that such statements are made. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filing under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information” on page 28 of this prospectus. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

TREEHOUSE FOODS, INC.

We are a leading manufacturer of private label food products in the United States and Canada. Our products are focused in the center-of- store, shelf stable food categories. Our three reportable segments, North American Retail Grocery, Food Away from Home, and Industrial and Export, supply our products primarily into the grocery retail, foodservice and industrial food channels. Our product categories include non-dairy powdered creamer; soup and infant feeding; pickles; salad dressings; jams and other sauces; aseptic products; Mexican sauces; and refrigerated products.

We operate our business as Bay Valley Foods, LLC in the United States and E.D. Smith Foods, Ltd. in Canada. Bay Valley Foods, LLC is a Delaware limited liability company, a wholly owned subsidiary of TreeHouse Foods, Inc. and holds all of the real estate and operating assets related to our business. E.D. Smith Foods, Ltd. is a wholly owned subsidiary of Bay Valley Foods, LLC.

TreeHouse Foods, Inc. is a Delaware corporation incorporated on January 25, 2005 that was created from Dean Foods’ spin-off of certain of its specialty businesses to its shareholders. Our principal executive offices are located at Two Westbrook Corporate Center Suite 1070, Westchester, IL 60154. Our telephone number is 708-483-1300. Our website address is www.treehousefoods.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to any securities that we offer through this prospectus.

THE SUBSIDIARY GUARANTORS

Certain of our domestic subsidiaries (which we refer to as the “subsidiary guarantors” in this prospectus), may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in our periodic reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

		Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges	5.03	2.04	3.25	5.02	6.58

The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before taxes and fixed charges by (ii) fixed charges. Our fixed charges consist of interest expense on indebtedness, capitalized interest, tax interest and the portion of rental expense that we deem to be representative of the interest factor of rental payments.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement or other offering materials, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt and other business opportunities. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials related to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, warrants, subscription rights, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our certificate of incorporation, our by-laws and the Delaware General Corporation Law, as amended, or the DGCL. Copies of our certificate of incorporation and our by-laws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As used in this “Description of Capital Stock,” the terms “we,” “our,” “ours” and “us” refer only to TreeHouse Foods, Inc., a Delaware corporation, and not, unless otherwise indicated, to any of our subsidiaries.

As of the date hereof, our authorized capital stock consists of 100,000,000 shares, of which 90,000,000 shares are common stock, par value $0.01 per share, and 10,000,000 shares are preferred stock, par value $0.01 per share. As of January 29, 2010, we had 32,000,919 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “THS.”

Common Stock

Dividend Rights.  Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of funds lawfully available therefore at such times and in such amounts as our board of directors may from time to time determine.

Rights Upon Liquidation.  Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive or similar rights.

Voting Rights.  Each outstanding share of common stock is entitled to one vote at all meetings of stockholders, provided, however, that except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of outstanding preferred stock. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Other than the election of directors, if an action is to be taken by vote of the stockholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our certificate of incorporation or by-laws. Directors are elected by a plurality of the votes cast at an election.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

Each prospectus supplement relating to a series of preferred stock may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Dividend Rights.  The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights Upon Liquidation.  The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidations, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders in each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights.  The shares of a series of preferred stock will be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.

Voting Rights.  Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Preferred Stock Purchase Rights

On June 7, 2005, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock (a “right” and collectively, “rights”). The rights were issued pursuant to the Rights Agreement, dated June 27, 2005, between us and The Bank of New York Mellon, as rights agent. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, $0.01 par value per share, at a purchase price equal to four times the closing price of our common stock on the first day of trading following the initial distribution of our common stock, subject to adjustment. The rights will expire upon the close of business on June 27, 2010 unless earlier redeemed or exchanged as described below. The following summary of the rights agreement is qualified in its entirety by the provisions of the rights agreement and our certificate of incorporation, copies of which have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

The rights are not currently exercisable and are attached to certificates representing shares of our common stock. The rights will separate from the common stock, and the rights distribution date will occur, upon the earlier of:

•	10 days following the first date of a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•	10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common stock.

The rights distribution date may be deferred in circumstances determined by our board of directors. In addition, certain inadvertent acquisitions will not trigger the rights distribution date. Subject to certain exceptions and except as otherwise determined by our board of directors, only shares of common stock issued prior to the rights distribution date will be issued with rights.

In the event that any person becomes an acquiring person, then, promptly following the first occurrence of such an event, each holder of a right shall generally have the right to receive, upon exercise of each right, a number of shares of common stock that equals the exercise price of the right divided by 50% of the current per share market price of a share of our common stock at the date of the occurrence of the event. Rights are not exercisable following the event until such time as the rights are no longer redeemable by us as described below. Following the occurrence of such an event, all rights that are, or, under certain circumstances, were, beneficially owned by any acquiring person will be null and void. Also, when no person owns a majority of the shares of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock, or of a share of another class or series of our preferred stock having equivalent rights, preferences and privileges, per right. The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time under certain circumstances to prevent dilution.

In the event that, at any time after any person becomes an acquiring person, (i) we are consolidated with, or merged with and into, another entity and we are not the surviving entity of the consolidation or merger (other than a consolidation or merger which follows a permitted offer) or if we are the surviving entity, but outstanding shares of our common stock are changed or exchanged for stock or securities of any other person or cash or any other property, or (ii) more than 50% of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided) shall thereafter have the right to receive, upon exercise of each right, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by 50% of the current per share market price of a share of common stock of the acquiring company at the date of the occurrence of such event.

As provided in our certificate of designations of the preferred stock, the preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to receive, when, as and if declared by our board of directors, a minimum preferential quarterly dividend payment of $1.00 per share or, if greater, an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share, plus an amount equal to accrued and unpaid dividends, or, if greater, will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of preferred stock will have 100 votes (subject to adjustment), voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per share of common stock. Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

At any time prior to a person becoming an acquiring person, we may redeem the rights in whole, but not in part, at a price of $0.01 per right, which we refer to as the redemption price, payable in cash or stock. Immediately upon the redemption of the rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights may also be redeemable following certain other circumstances specified in the rights agreement.

Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Any provision of the rights agreement, other than the redemption price, may be amended by our board of directors prior to such time as the rights are no longer redeemable. Once the rights are no longer redeemable, the authority of our board of directors to amend the rights is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects, as described below under “— Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, By-laws and Rights Plan and of Delaware Law.”

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law

Business Combinations Act

We are subject to the provisions of Section 203 of DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation and By-law Provisions

Our certificate of incorporation and our by-laws also contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. For example, our certificate of incorporation and our by-laws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote. Under our certificate of incorporation and our by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Our certificate of incorporation and our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our by-laws further provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the board, chief executive officer, president or our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Rights Agreement

We have also entered into a rights agreement pursuant to which our board of directors declared a dividend of a right to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock for each outstanding share of our common stock. The rights are triggered if a person or group of affiliated or associated persons acquires, or has the right to acquire, beneficial ownership of 15% or more of our outstanding common stock or commences a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock. The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. For example, the rights will cause substantial dilution to a person or group that attempts to acquire our company without conditioning the offer on a substantial number of rights being acquired.

The foregoing summary is qualified in its entirety by the provisions of our certificate of incorporation, our by-laws and our rights agreement, copies of which have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

Certain Effects of Authorized But Unissued Stock

Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, lender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

We plan to issue additional shares of common stock in connection with our employee benefit plans. We do not currently have any plans to issue shares of preferred stock.

Limitation of Liability of Directors

Our certificate of incorporation contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Such limitation does not, however, affect the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or purchases and (4) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our directors and officers have indemnification protection.

Transfer Agent and Registrar

The Bank of New York Mellon Corporation acts as transfer agent and registrar of our common stock.

DESCRIPTION OF DEBT SECURITIES

General

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit, from time to time. The debt securities offered by this prospectus will be issued under one of two separate indentures among us, the subsidiary guarantors of such debt securities, if any, and Wells Fargo Bank, National Association, as Trustee. We have filed the forms of indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any such indenture in the prospectus supplement.

The debt securities will be obligations of TreeHouse and will be either senior or subordinated debt securities. We have summarized selected material provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. As used in this “Description of Debt Securities,” the terms “we,” “our,” “ours” and “us” refer only to TreeHouse Foods, Inc. and not to any of its subsidiaries. Section references included in this summary of our debt securities, unless otherwise indicated, refer to specific sections of the indentures.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. If specified in the prospectus supplement respecting a particular series of debt securities, one or more subsidiary guarantors will fully an unconditionally guarantee that series as described under “— Subsidiary Guarantee” and in the applicable prospectus supplement. Each subsidiary guarantee will be an unsecured obligation of the subsidiary guarantor. A subsidiary guarantee of subordinated debt securities will be subordinated to the senior debt of the subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt.

We will describe the particular material terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939, as amended. You should carefully read the summary below the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general obligations,

•	rank equally with all other unsubordinated indebtedness of TreeHouse or any subsidiary guarantor (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the senior debt securities are guaranteed by our subsidiaries as described below).

The subordinated debt securities offered by this prospectus will:

•	be general obligations,

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture to all senior debt of TreeHouse and any subsidiary guarantor, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the subordinated debt securities are guaranteed by our subsidiaries as described below).

A substantial portion of our assets are owned through our subsidiaries, many of which may have debt or other liabilities of their own that will be structurally senior to the debt securities. Therefore, unless the debt securities are guaranteed by our subsidiaries as described below, TreeHouse’s rights and the rights of TreeHouse’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

In addition, because our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earning or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and, unless the debt securities are guaranteed by our subsidiaries as described below, our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms

We will describe the specific material terms of the series of debt securities being offered in a supplement to this prospectus. These terms may include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities will be senior or subordinated debt securities,

•	whether and the extent to which any subsidiary guarantor will provide a subsidiary guarantee of the debt securities,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable and whether the stated maturity date can be extended or the method used to determine or extend those dates,

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•	the place or places where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer, exchange or conversion, and where notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period,

•	the rate or rates of amortization of the debt securities, if any,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,

•	the purchase price for the debt securities and the denominations in which we will issue the debt securities, if other than minimum denomination of $2,000 and integral multiples of $1,000 above that amount,

•	any provisions that would determine payments on the debt securities by reference to an index, formula or other method and the manner of determining the amount of such payments

•	any foreign currency, currencies or currency units in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable and the manner for determining the equivalent amount in U.S. dollars,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•	any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•	whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate or the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•	any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders or the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indentures,

•	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities,

•	the terms of any right or obligation to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured,

•	any restriction or condition on the transferability of the debt securities,

•	if the principal amount payable at the stated maturity of any debt security will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined),

•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option),

•	in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

•	the exchanges, if any, on which the debt securities may be listed, and

•	any other terms of the debt securities consistent with the indentures. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301). We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Subsidiary Guarantee

If specified in the prospectus supplement, one or more subsidiary guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more subsidiary guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise. The subsidiary guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

In the case of subordinated debt securities, a subsidiary guarantor’s subsidiary guarantee will be subordinated in right of payment to the senior debt of such subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by any subsidiary guarantor under its subsidiary guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated note indenture.

Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each subsidiary guarantee will be a continuing guarantee and will:

•	remain in full force and effect until either payment in full of all of the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or released as described in the following paragraph,

•	be binding upon each subsidiary guarantor, and

•	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In the event that a subsidiary guarantor ceases to be a subsidiary of TreeHouse, either legal defeasance or covenant defeasance occurs with respect to a series of debt securities, or substantially all of the assets or all of the capital stock of such subsidiary guarantor is sold, including by way of sale, merger, consolidation or otherwise, such subsidiary guarantor will be released and discharged of its obligations under its subsidiary guarantee without further action required on the part of the Trustee or any holder, and no other person acquiring or owning the assets or capital stock of such subsidiary guarantor will be required to enter into a subsidiary guarantee. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305). At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

lf we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

•	to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security (which payments of principal, premium, if any, and interest on such global security will be made to the Depository), we may pay interest:

•	by check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request, subject to any applicable abandoned property laws. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to any person (as defined below) referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,

•	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

Except in a transaction resulting in the release of a subsidiary guarantor under the terms of the indenture, a subsidiary guarantor may not, and we may not permit a subsidiary guarantor to, consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person (other than another subsidiary guarantor or us), referred to as a “successor person” unless:

•	the successor person expressly assumes the subsidiary guarantor’s obligations with respect to the debt securities and the indentures, and

•	the subsidiary guarantor has delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 802)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the applicable indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment after such payment is due by the terms of that series of debt securities,

•	our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture with respect to that series of debt securities, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the indentures,

•	specified events involving, the bankruptcy, insolvency or reorganization of us or, if a subsidiary guarantor has guaranteed the series of debt securities, such subsidiary guarantor,

•	or any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the indentures has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the trustee if given by the holders); provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal have been cured or waived. Upon such acceleration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above (i.e., other events of default), which is common to all series of our debt securities then outstanding. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all series of the debt securities then outstanding, treated as one class, may declare the principal amount of all series of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer indemnity reasonably satisfactory to the Trustee. (Section 603). The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indentures,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only institute proceedings or pursue any other remedy under the indentures if:

•	the holder gives the Trustee written notice of a continuing event of default,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default,

•	the holders offer indemnity reasonably satisfactory to the Trustee against any loss, liability or expense in complying with such request,

•	the Trustee fails to institute proceedings within 60 days after receipt of the notice, request and offer or indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of substantially all of our assets,

•	add to our or any subsidiary guarantor’s covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

•	add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

•	secure the debt securities,

•	establish the forms or terms of any series of debt securities as permitted by the terms of such indenture,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the indentures,

•	add subsidiary guarantors,

•	make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the interests of the holders of any series of debt securities in any material respect under the applicable indenture of any such holders,

•	supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•	add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, as amended, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect. (Section 901)

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of all holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,

•	except as provided in the applicable indenture, releases the subsidiary guarantee of a subsidiary guarantor,

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

•	makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

•	makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of all holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of all holders of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of it debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us, any subsidiary guarantor or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of TreeHouse or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our, or if applicable, any subsidiary guarantor’s obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

•	we and any subsidiary guarantor will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•	we and any subsidiary guarantor will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default will no longer apply to us or any subsidiary guarantor, but some of our and any subsidiary guarantors’ other obligations under the indentures and the debt securities of that series, including the obligation to make payments on those debt securities, will survive (a “covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

•	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,

•	our obligation to register the transfer or exchange of debt securities,

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

If we exercise either our legal defeasance or covenant defeasance option, any subsidiary guarantee will terminate.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1601-1604)

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit, or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1810)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee on the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	When we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•	Ownership of beneficial interests in a Global Note and the transfers of ownership will be acted only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, premium, if any, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, premium, if any, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any subsidiary guarantors, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depository, defaults in the performance of its duties as depository, ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and, in each case, a successor depository is not appointed by us within 90 days after notice thereof, or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in initial denominations of $2,000 and integral multiples of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Clearstream.  Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with the rules and procedures to the extent received by the Depository for Clearstream.

Euroclear.  Euroclear Bank S.A./N/V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear operates its system under contract with Euroclear plc, a U.K. corporation. All operations are conducted by Euroclear, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Euroclear is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Links have been established among the Depository, Clearstream and Euroclear to facilitate the initial issuance of debt securities sold outside the United States and cross-market transfers of the debt securities associated with secondary market trading.

Although the Depository, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the Depository, and the Depository will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the Depository. When debt securities are to be transferred from the account of a Depository participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive debt securities against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the debt securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, Depository participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear Participants. The sale proceeds will be available to the Depository seller on the settlement date. As a result, to the Depository participant, a cross-market transaction will settle no differently than a trade between two Depository participants.

When a Clearstream or Euroclear Participant wishes to transfer debt securities to a Depository participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the debt securities against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving debt securities through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the Depository, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we, nor the Trustee, will have any responsibility for the performance by the Depository, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt (as defined below) of TreeHouse whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of TreeHouse to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets; or

•	bankruptcy, insolvency or similar proceedings of TreeHouse;

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment to respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time a such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	all indebtedness of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

•	all capital lease obligations of such person;

•	all Debt of others secured by a lien on any asset by such person;

•	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and

•	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of TreeHouse, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu, with the subordinated debt securities.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We, any subsidiary guarantors, the Trustees and any agent of us, any subsidiary guarantors or a Trustee may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law governs the indentures and the debt securities. (Section 112)

Regarding the Trustee

We and affiliates of ours maintain various commercial and investment banking relationships with Wells Fargo Bank, National Association and its affiliates in their ordinary course of business.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs in the exercise of the rights and powers granted to the Trustee under the indentures. The Trustee will become obligated to exercise any of its powers under the indentures at the request or direction of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures (Section 613). The Trustee may engage in certain other transactions with us or any of the subsidiary guarantors; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act of 1939, as amended), it will be required to eliminate the conflict or resign. (Section 608)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our securities that we may issue from time to time.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. A holder or prospective purchaser of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific term of any offering of subscription rights for which this prospectus is being delivered. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates.

The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

TreeHouse may sell common stock, preferred stock, debt securities, warrants, subscription rights stock purchase contracts, stock purchase units and/or guarantees of debt securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to TreeHouse from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, TreeHouse will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by TreeHouse to one or more institutional purchasers, or through agents designated by TreeHouse from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by TreeHouse to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom TreeHouse sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

VALIDITY OF THE SECURITIES

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the TreeHouse Foods, Inc.’s Annual Report on Form 10-K and the effectiveness of TreeHouse Foods, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings, including the registration statement and the exhibits and schedules thereto are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.treehousefoods.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents:

(a) Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 16, 2010.

(b) The description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 10 filed pursuant to Section 12(b) of the Exchange Act.

(c) All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

TreeHouse Foods, Inc.
Two Westbrook Corporate Center, Suite 1070
Westchester, IL 60154
(708) 483-1300
Attention: Secretary

2,350,000 Shares

TreeHouse Foods, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

Barclays Capital

SunTrust Robinson Humphrey

William Blair & Company

BMO Capital Markets

KeyBanc Capital Markets

Wells Fargo Securities

February 23, 2010